As filed with the Securities and Exchange Commission on May 7, 2004	Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

THOMAS & BETTS CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	22-1326940

(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)

8155 T&B Boulevard
Memphis, Tennessee 38125

(Address of principal executive offices, including zip code)

Thomas & Betts Corporation Equity Compensation Plan

(Full title of the plan)

J. N. Raines, Esq.
Vice President-General Counsel and Secretary
Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

(Name and address of agent for service)

Copy to:

Jean D. Renshaw, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
(215) 988-2700

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Unit (2)	Price (2)	Registration Fee (2)
Common stock, $.10 par value	3,500,000	$23.91	$83,685,000.00	$10,602.89

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such indeterminate number of additional shares as may become issuable in connection with stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share, the proposed maximum aggregate offering price, and the amount of the registration fee are computed based upon $23.91, the average of the high and low sales prices of the Common Stock of Thomas & Betts Corporation as reported on the New York Stock Exchange on May 6, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which have been filed by Thomas & Betts Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     (b) The Company’s Quarterly Report on From 10-Q for the fiscal quarter ended March 31, 2004;

     (c) The Company’s Current Report on Form 8-K filed April 27, 2004; and

     (d) The description of the Company’s common stock, par value $0.10 per share (the “Common Stock”), which is contained in the Company’s registration statement on Form 8-A dated December 12, 1997, and filed December 15, 1997, including any amendment or report filed for the purpose of updating such description and the Company’s Form 8-B dated May 2, 1996, and filed on May 2, 1996.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein by reference modified or superseded such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by J.N. Raines, Vice President, General Counsel and Secretary of the Company. Mr. Raines is the beneficial owner of 32,749 shares of the Company’s Common Stock and has received options to purchase 81,448 additional shares of Common Stock of the Company, of which 37,146 shares are currently exercisable or will be exercisable within the next 60 days.

Item 6. Indemnification of Directors and Officers.

     Article VIII of the Company’s Amended and Restated Charter provides:

     LIMITATION OF DIRECTOR LIABILITY. No person who is or was a director of the corporation, or such person’s heirs, executors or administrators, shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the Tennessee Business Corporation Act. Any repeal or modification of the provisions of this Article VIII, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection in favor of a particular individual at the time of such repeal or modification.

     Sections 48-18-501 through 509 of the Tennessee Business Corporation Act (“Sections 48-18-501 through 509”) authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     Article 5 of the Company’s by-laws provides:

Indemnification of Officers and Directors. Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Tennessee Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

     Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Tennessee Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Non-Exclusivity of Rights; Continuation of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Tennessee Business

Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

     Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Exhibit
4	Thomas & Betts Corporation Equity Compensation Plan (Incorporated by reference to Appendix D of the Company’s definitive Proxy Statement dated March 26, 2004).

5	Opinion of J.N. Raines, Esq.

23.1	Consent of KPMG LLP, independent public accountants.

23.2	Consent of counsel (contained in Exhibit 5).

24	Powers of Attorney (included as part of the signature page hereto).

Item 9. Undertakings.

       The undersigned Company hereby undertakes:

      (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 7th day of May, 2004.

THOMAS & BETTS CORPORATION (Company)
By:	/s/ Kenneth W. Fluke
Kenneth W. Fluke
Senior Vice President and Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dominic J. Pileggi, Kenneth W. Fluke and J. N. Raines, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, to execute a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of up to 3,500,000 shares of Thomas & Betts Corporation Common Stock in connection with the Thomas & Betts Corporation Equity Compensation Plan and any and all amendments to such Registration Statement whether filed prior or subsequent to the time such Registration Statement becomes effective, including amendments and any post-effective amendments to such Registration Statement for the same offering that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and hereby ratifies and confirms all that such attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue of these presents.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 7, 2004 by the following persons in the capacities indicated.

Signature	Title
/s/ Dominic J. Pileggi Dominic J. Pileggi	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Ernest H. Drew Ernest H. Drew	Director
/s/ T. Kevin Dunnigan T. Kevin Dunnigan	Chairman of the Board and Director
/s/ Jeananne K. Hauswald Jeananne K. Hauswald	Director
/s/ Dean Jernigan Dean Jernigan	Director
/s/ Ronald B. Kalich, Sr. Ronald B. Kalich, Sr.	Director
/s/ Robert A. Kenkel Robert A. Kenkel	Director
/s/ Kenneth R. Masterson Kenneth R. Masterson	Director
/s/ Jean-Paul Richard Jean-Paul Richard	Director
/s/ Jerre L. Stead	Director
/s/ David D. Stevens David D. Stevens	Director
/s/ William H. Waltrip	Director
/s/ Kenneth W. Fluke Kenneth W. Fluke	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Exhibit
4	Thomas & Betts Corporation Equity Compensation Plan (Incorporated by reference to Appendix D of the Company’s definitive Proxy Statement dated March 26, 2004.

5	Opinion of J.N. Raines, Esq.

23.1	Consent of KPMG LLP, independent public accountants.

23.2	Consent of counsel (contained in Exhibit 5).

24	Powers of Attorney (included as part of the signature page hereto).